Rule 424 (c)
                                                               Reg. No. 33-47856


                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
                1990 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                   SUPPLEMENT TO PROSPECTUS DATED JUNE 2, 1992
                            AS AMENDED BY SUPPLEMENTS

           DATED AUGUST 12, 1993, OCTOBER 5, 1995 AND AUGUST 26, 1997

     The 39,000 shares of the Company's Common Stock in column (B) are covered by this Prospectus and are, or may be, offered by the Company's non-employee directors who, at the time of such offering, will have acquired said shares upon the exercise of options granted since August 26, 1997 under the Company's stock option plan for non-employee directors. The shares of the Company's Common Stock shown in column (A) below include 84,000 shares of Common Stock which the non-employee directors of the Company have (or will have as of 60 days after such date) the right to acquire under stock options granted by the Company.



                                                                                   Common Stock Which
                                                                                      May be Sold
                                                                        --------------------------------------
                                                                              (A)                      (B)
                                                                                                  Shares under
                                                                                                 options granted
                                                                                                  which may be
                                                                         Common Stock              offered for
                                            Position with Company         owned as of              the selling
                                               within the past           December 31,             shareholder's
              Name                               three years                 1999                    account
              ----                         -----------------------      --------------            ------------
Margaret Hayes Adame ................... Director                             12,000                  6,000
Robin Chandler Duke .................... Director                             20,000                  6,000
Richard M. Furlaud ..................... Director, Chairman of the Board      63,250                  6,000
                                           and Chief Executive Officer
                                           since December 1999

Peter A. Georgescu ..................... Director                              1,000                  3,000
George Rowe, Jr. ....................... Director                          7,025,239*                 6,000
Henry P. van Ameringen ................. Director                          7,944,376*                 6,000
William D. Van Dyke, III ............... Director                          7,295,493*                 6,000


----------

  * See page 4 of the Company's Proxy Statement for 2000 Annual Meeting of Shareholders which is incorporated by reference herein for a further description of the shares of the Company's Common Stock beneficially owned by Messrs. Rowe, van Ameringen and Van Dyke. Their percentage of beneficial ownership stated in the proxy statement will remain unchanged after the sale of the shares in column (B) above.



                      This supplement is dated April 18, 2000